EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-84934) of World Health Alternatives, Inc. and the related prospectus of our audit report dated February 27, 2004 with respect to the consolidated balance sheet at December 31, 2003 and consolidated statements of operations, shareholders’ equity and cash flows of World Health Alternatives, Inc. and its subsidiary then ended in the Form 10-KSB for the year ended December 31, 2003.

/s/ DASZKAL BOLTON LLP

Boca Raton, Florida

April 19, 2004